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                       HARNISCHFEGER INDUSTRIES, INC.
              (Name of Registrant as Specified in Its Charter)

              TRINITY I FUND, L.P., PORTFOLIO GENPAR, L.L.C.,
                       PORTFOLIO FF INVESTORS, L.P.
(Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

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Harnischfeger Shareholder Calls Company's New Proposals Wholly Inadequate

In response to the announcement earlier today by Harnischfeger
Industries, Inc., Thomas M. Taylor, on behalf of the Trinity I Fund, which is among the Company's largest shareholders, issued the following statement:

"We are deeply disappointed in the measures that were announced earlier today by the Board of Directors of Harnischfeger Industries. It is unfortunate that the Company chose to forego the opportunity to make meaningful change, choosing instead to adopt three watered-down by-law amendments that have a negligible impact on shareholders' ability to provide input into corporate decision-making.

"Although these proposals are loosely based on the three proposals contained in the draft of our Consent Solicitation that was submitted to the Securities and Exchange Commission last week, they have been diluted to a degree that renders them, in our opinion, entirely inadequate. In our view, they do little to protect the Company's value nor do they, as the Company claims, provide shareholders with a more direct and active voice. To assert, as the Company has, that these proposals differ only slightly from those presented in our Preliminary Consent Solicitation is simply not true.

"First, with respect to the separation of the offices of CEO and Chairman, the Company's proposal to review such a separation on an annual basis and to recognize the Chairman of the Corporation Governance
Committee as the lead member of the non-management directors completely skirts the issue at hand.

"This issue is not only one of good corporate governance as the Company's response implies. It is about the fact that under the current leadership this Company has lost approximately 67% of the value of its market equity capitalization in the past 12 months, and that, consequently, the actions of current management must be directly challenged at every step to protect shareholder value. The purpose of our proposal, which calls for the immediate separation of the offices of CEO and Chairman, is to enhance credibility and management accountability as the Company determines how to reverse the value deterioration that has plagued Harnischfeger for some time.

"The Company's proposal to submit only those transactions of a size in excess of 25% of the assets of the Company truly is an insult to the intelligence of shareholders. Our proposal would have subjected transactions in excess of $100 million to shareholder vote. The Company's asset-drive approach, on the other hand, would permit the Company to pursue, without a shareholder vote, transactions in excess of $700 million, based upon the Company's most recent financial statements. The bottom line is that the newly adopted by-law amendment leaves Harnischfeger management with sufficient maneuverability to undertake sizeable transactions that could significant impair shareholder value and to forego alternative transactions with a higher economic value to shareholders.

"The Company's third by-law amendment would allow shareholders of 25% to call a meeting with non-management directors. Our objection is not to the proposal itself but to the procedural requirements it contains. Most likely, shareholders would only request such a meeting under urgent circumstances in which they felt that the value of their investment was seriously threatened. A waiting period of as much as 45 days or more, as the amendment specifies, is a very long time if urgent access to the Board is needed. This requirement, together with the amendment's other restrictions, could render the proposal useless under precisely those circumstances in which it is most crucial.

"The Company's release referred to the refusal of our organization to accept the Company's invitation to meet with two non-executive board members after having requested a meeting with the outside directors. Once again, we viewed the Company's offer as an unnecessarily watered-down response to our request. We strongly believe that only by communicating our views to the entirety of the outside directors - something that we have been trying to do since last June - can we ensure that our ideas and analysis are adequately conveyed. In fact, our own experience is that meeting with a small subset of the Board, as the Company proposed we do, often proves divisive and unproductive.

"Because the Company has repeatedly declined our request to meet with non-management directors, despite all the procedural red tape contained in the new by-law, we intend to pursue a meeting with the non-management directors as provided for in this by-law. We hope that our efforts will encourage Harnischfeger to be responsive to its shareholders throughout the value enhancement process being undertaken."

The following persons and entities may be deemed to be participants in the above-referenced solicitation of written consents to take action without a stockholders' meeting The participants in this solicitation beneficially own the number of shares of common stock of Harnischfeger Industries, Inc. set forth immediately following each participant's name. Portfolio FF Investors, L.P. (3,834,150), Portfolio Genpar, L.L.C. (3,834,150, in its capacity as the sole general partner of Portfolio FF Investors, L.P.), Trinity I Fund, L.P. (3,834,150, in its capacity as the sole member of Portfolio Genpar, L.L.C.), TF Investors, L.P. (3,834,150, in its capacity as the sole general partner of Trinity I Fund, L.P.), Trinity Capital Management, Inc. (3,834,150, in its capacity as the sole general partner of TF Investors, L.P.), Thomas M. Taylor (3,834,150, in his capacity as the President and sole stockholder of Trinity Capital Management, Inc.), Clive D. Bode (none), Lilli A. Gordon (none) and John Marion, Jr. (none).